ITEM 77(M)

Mergers

Immediately following the close of business on October 12, 2012, Midas Fund, Inc., Midas Magic, Inc., and Midas Perpetual Portfolio, Inc. (the “Predecessor Series” reorganized into (i.e., transferred all of their respective assets and liabilities to) Midas Fund, Midas Magic, and Midas Perpetual Portfolio (the "Successor Series"), each a series of the Registrant, a Delaware statutory trust, pursuant to an Agreement and Plan of Reorganization between each Predecessor Series and the Registrant (the “Reorganizations”).  The Boards of Directors of the Predecessor Funds approved the Reorganizations at an in-person meeting on August 2, 2012.  At a joint meeting held on September 12, 2012 and adjourned to October 1, 2012, shareholders of each Predecessor Series approved the Reorganizations.

The Reorganizations were accomplished through tax-free exchanges of shares, which had no impact on net assets, operations and number of shares outstanding.  The sole purpose of the Reorganizations was to change the domicile of the Predecessor Series from Maryland to Delaware.  Each Predecessor Series simply transferred all of its assets and liabilities to a corresponding “shell” Successor Series.  The Reorganizations did not result in any change in the investment objective(s) or principal investment strategies of any of the Predecessor Series. The investment manager, portfolio manager(s), and other service providers for each Successor Series are the same as they were for the corresponding Predecessor Series prior to the Reorganizations; the services provided by those service providers for the Successor Series are the same as they were for the corresponding Predecessor Series prior to the Reorganizations; and the Successor Series offer the same services to shareholders as are currently provided by the corresponding Predecessor Series. The names of the Successor Series do not include the "Inc." that followed the names of the Predecessor Series. On October 15, 2012, the Registrant adopted the registration statement of Midas Fund, Inc.